                                                                    Exhibit 10.9

                        EXCLUSIVE DISTRIBUTION AGREEMENT

         This Distribution Agreement ("Agreement") is entered into as of May 8, 2001 between Phoenix Semiconductor, Inc. an Arizona corporation with its principal place of business located at 1706 West 10th Place, Tempe, AZ 85281, ("Supplier") and National Scientific Corporation, a Texas corporation with its principal place of business located at 4455 East Camelback Road, Phoenix, AZ. ("Distributor").

                                   BACKGROUND

         The Supplier manufactures certain "Thyristor" and "Schottky" wafer related products (as more fully defined below, the "Products"), and as described on Exhibit A, attached.

         The Distributor wishes to purchase up to 100% of the Supplier's production of the Products and to distribute and sell the Product to retailers, wholesalers and other customers under the name of the Distributor.

         The Distributor wishes to obtain from the Supplier, and the Supplier is willing to grant to the Distributor, the exclusive right to distribute the Products for resale.

         In consideration for the mutual promises, covenants, and agreements made below, the parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms will have the indicated definitions:

         "AGREEMENT" as defined in the preamble, above.

         "CONFIDENTIAL INFORMATION" as defined in Section 13.

         "END-USER" means any person or entity that obtains the Products from Distributor.

         "INTELLECTUAL PROPERTY RIGHTS" means the intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, technique, technology, software, firmware, configuration files, drivers or hardware, invention, discovery, or improvement regardless of patentability, but including patents, patent applications, trade secrets and know-how, trade name, trademark, service mark, trade or business secret; (2) any work of authorship, regardless of copyrightability, but including copyrights and any moral rights recognized by law; and (3) any other similar rights, in each case on a worldwide basis.

         "LOSS" shall mean any and all dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses arising out of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

         "PRODUCTS" means the Thryistor and Schottky products developed and manufactured by the Supplier, as set forth on Exhibit A, attached.

         "TERRITORY" means anywhere in the world.

         "DISTRIBUTOR PROJECT MANAGER" is defined as the NSC Director of Global Sales and Marketing, Mr. Graham Clark.

         "SUPPLIER PROJECT MANAGER" is defined as the PSI Chief Executive Officer, Mr. John Rhee.


2.       TERM

         2.1 TERM. This Agreement shall be for a term of one year, commencing on the date first written above (the "Term"), and is renewable for successive one-year terms by mutual agreement.

         2.2 CANCELLATION. This Agreement may be terminated by either party giving the other party at least sixty day's written notice.

         2.3 CONTINUATION OR SURVIVAL OF CERTAIN SECTIONS. Certain sections, as indicated below, will survive and remain effective even after the termination of this Agreement. All other rights and obligations of each party to the other shall terminate upon the termination of this Agreement.

3.       DISTRIBUTION RIGHTS.

         3.1      EXCLUSIVITY

                  3.1.1 The Supplier hereby grants the Distributor a transferable, exclusive right and license to distribute the Products in the Territory during the Term.

                  3.1.2 The Distributor may resell or distribute the Products to any customer in the Territory without restriction.

         3.2 PRODUCTS. The Supplier shall not sell any products with specifications comparable to those of the Products in the Territory The Supplier has a semiconductor product development program and as such will offer other products to the to the Distributor, who shall have first right of refusal to sell such newly developed products. Should the Distributor either refuse this offer or fail to commercialize the offered product within six month, then the Supplier can market these products through different marketing channels.

         3.3 MANUFACTURING AGREEMENT. Distributor wishes to obtain manufacturing rights to Thyristor products and related technology and Sckottky products and related technology on a global basis, for which Supplier will obtain a royalty that will be commensurate with industry standard rates for similar technology licensing arrangements. Both Distributor and Supplier agree to negotiate in good faith toward such an agreement during the first six months of this Agreement.

         3.4 DISTRIBUTOR'S DISCRETION TO MARKET AND SELL PRODUCTS. The Distributor may incorporate, combine, or integrate the Products and sell them either alone or in combination with other Products. All aspects of the distribution and marketing of the Products by the Distributor shall be in the Distributor's sole control, including without limitation the methods of marketing, pricing, and advertising, and the terms and conditions of any sale, unless and except as otherwise provided for in this Agreement. The Distributor may sell the Products to any person or entity.

4.       PURCHASE ORDERS; PACKAGING; SHIPPING.

         4.1 PROCEDURES FOR PLACING ORDERS. Distributor will deliver to Supplier purchase orders that will specify the Product being purchased, quantity ordered, and the terms of payment, delivery and any other information that Supplier and Distributor may mutually negotiate with customers. Supplier and Distributor may mutually negotiate purchase orders from customers.

         4.2 INVOICES. Upon fulfillment of a purchase order by Supplier, and delivery of the Products in accordance with the purchase order, Supplier will forward to Distributor a correct invoice for the Products delivered.

         4.3 PACKAGING. The Supplier agrees to provide appropriate packaging, as agreed between the Distributor and Supplier, in order to permit the Products to be shipped directly to the customers or the Distributor's distribution system without reopening the boxes or otherwise re-handling the finished goods. The Distributor will distribute Products with all packaging, warranties, disclaimers, and end-user Agreements if any, intact as shipped by the Supplier.

         4.4 DIRECT SHIPPING. The Distributor may request that the Supplier ship directly to any location designated by the Distributor. The Supplier agrees to comply with these requests at no additional charge other than transportation.

5. PRODUCT AVAILABILITY. Supplier represents and warrants that it has the capacity to produce and deliver processed silicon wafers in the following amounts:

                                          Monthly Wafer Start        Monthly Wafer Out        Monthly Yield
      Date                                     Capability               Capability                 Target
      ----                                     ----------               ----------                 ------
May, 2001                                          500
June, 2001                                        1000
July, 2001                                        1000                      500                     85%
August, 2001                                      1000                      700                     85%
September, 2001                                   1000                     1000                     85%
October, 2001                                     1000                     1000                     92%
November, 2001                                    1250                     1000                     92%
December, 2001                                    1250                     1000                     92%
January, 2002                                     1500                     1250                     95%
February, 2002                                    1500                     1250                     95%
March, 2002                                       1500                     1500                     95%
April, 2002                                       1500                     1500                     95%
May, 2002                                         2000                     1500                     95%


5.1 Supplier will make up any deficiency in yield with additional product supplied FOC.

6.       PREPAYMENTS BY DISTRIBUTOR; PAYMENT BY DISTRIBUTOR .

         6.1 PREPAYMENTS BY DISTRIBUTOR. Upon the execution of this agreement and the execution of a confirmed purchase order from a valid customer (as determined by Distributor) issued to Distributor for approximately 1000 wafers per month for a period of 12 months, Distributor will pay Supplier a prepayment toward the purchase of Products of $50,000 plus accrued interest which is represented by an existing note receivable from Supplier to Distributor and $95,000 in the form of a cashiers check and, subject to the other provisions of this Section 6.1, will continue to make continuing $95,000 monthly prepayments. These payments will be referred to as "PrePayments" and will be accrued as prepayments against any obligations by Distributor to make payments pursuant to Section 6.3 below. When the aggregate amount of payments to be made to Supplier pursuant to Section 6.3 below have exceeded the sum total of all PrePayments, this Section 6.1 will no longer apply and no further PrePayments will be made. The note receivable for $50,000 will be so that it is no longer in default, but instead in a current status that is payable on request by Distributor due, and this note receivable will be canceled when all Prepayments as well as the $50,000 of this note and accrued interest on the note have been paid to Distributor. Until such time, any and all payments due to Supplier pursuant to Section 6.1, will be retained by Distributor and applied against the then outstanding balance of PrePayments. On the date this Section 6.1 no longer applies, Supplier will pay Distributor a one-time PrePayment advance charge of one percent of the aggregate amount of PrePayments made.

         6.2 CHANGES TO PREPAYMENT AMOUNT. Should the Supplier and Distributor agree that the monthly prepayments require to be altered due to a change in business conditions, then the prepayment amount or schedule can be revised, subject to the following guidelines:

                  6.2.1 Where increases to the prepayment amount are suggested due to increases in volume of production, such changes shall be approximately proportional to the change in direct variance cash expense to achieve the desired production increase. Variance cash expense increases shall include incremental direct labor and incremental direct materials.

                  6.2.2 Where changes are made for reasons other than increasing manufacturing volume, the Distributor and the Supplier agree that the Distributor Project Manager may authorize a monthly alteration in the prepayment, subject solely to his discretion.

         6.3 PAYMENTS FOR PRODUCTS. Distributor will make payments to the Supplier for the Products supplied and delivered by Supplier equal to the collected accounts receivable for Product sales less

                  o 8% of such collections for processed wafers delivered in the first 4 months of this Agreement; 10% for deliveries in the subsequent 4 months; and 11% thereafter on all products delivered to the named Customer Protek Devices.

                  o 11% of collections on all other processed wafers over $150 selling price.

                  o 17% of collections for Products encapsulated by or on behalf of Supplier.

         6.4 PAYMENT DATE. Payments will be made by the fifteenth day following the last day of the calendar month in which the Products were delivered, subject to the provisions of Section 6.1 above.

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
         6.5 DISTRIBUTOR PRICING. The Distributor is free to determine its own resale prices for the Products. Although the Supplier may suggest list prices, these are suggestions only and are not binding in any way. The Distributor will not use price to jeopardize the commercialization of the product.

         6.6 DEMAND PAYMENT. Notwithstanding Section 6.1, Supplier will pay Distributor any then outstanding PrePayment amount that has not been offset by payments to be made by Distributor under Section 6.2, at any time requested by the Distributor.

         6.7 RIGHT TO REVIEW RECORDS. The Supplier will provide the Distributor's Project Manager with a written monthly report by the 10th day of each month showing an accounting for the distributions of all prepayments made by Distributor to Supplier. The Supplier will agree to have these project records promptly reviewed for accuracy and completeness by an outside accounting firm acceptable to and paid for by the Distributor, if so requested by the Distributor.

7.       SHIPMENT.

         7.1 SHIPMENT. All Products will be shipped by the Supplier F.O.B. from their shipping point. Shipments will be made to the Distributor's identified facilities, freight forwarder or directly to the customer, as set forth in the purchase order. The Distributor shall select the mode of shipment and the carrier. The Distributor shall be responsible for and shall pay all shipping, freight, and insurance charges.

         7.2 DELIVERY SCHEDULE. The Supplier shall use its best efforts to meet the Distributor's requested delivery schedules for the Products.

8. GRANT OF SECURITY INTEREST. As security against the obligation of Supplier to repay any Prepayments, Supplier hereby grants a first priority security interest in and to the equipment and property set forth on Exhibit B.

9.       PRODUCT LIABILITY

         9.1 SUPPLIER INDEMNIFICATION. The Supplier shall indemnify and hold harmless the Distributor for damages or expenses resulting from any claim, suit or proceeding brought against the Distributor on the issue of product liability related to the Products or any part thereof. The Distributor agrees that the Supplier has the right to defend, or at its option to settle, and the Supplier agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against the Distributor or its Customer on the issue of product liability, subject to the limitations set forth in this Agreement. The Supplier shall have sole control of any such action or settlement negotiations, and the Supplier agrees to pay, subject to the limitations of this Agreement, any final judgment entered against the Distributor or its customer on such issue in any such suit or proceeding defended by the Supplier.

         9.2 DISTRIBUTOR INDEMNIFICATION. The Distributor shall indemnify and hold harmless the Supplier for damages or expenses resulting from any claim, suit or proceeding brought against the Supplier as a result of representations or warranties made by the Distributor that are different from those made by the Supplier to the Distributor or any method of marketing, pricing, labeling, or advertising not authorized by the Supplier.

         9.3 ENTIRE LIABILITY. The foregoing provisions of this Section 9 state the entire liability and obligations of the Supplier and the exclusive remedy of the Distributor and its Customers, with respect to any alleged product liability suit related to the Products or any part thereof.

10.      OWNERSHIP WARRANTY AND INDEMNIFICATION

         10.1 SUPPLIER OWNERSHIP WARRANTY. The Supplier represents and warrants to the Distributor that: (1) the Products do not infringe upon any patent, Copyright, trade secret or other proprietary rights of others; (2) the Supplier has full power and authority to grant the rights granted within this Agreement to the Distributor; and (3) the Supplier has not previously or otherwise granted any other rights in the Products to any third party that conflict with the rights in this Agreement granted to the Distributor.

         10.2 INDEMNIFICATION. The Supplier agrees to defend at its expense and hold the Distributor harmless from any claim, demand, or suit against the Distributor resulting from a breach of any of the warranties set forth above in
Section 10.1 and to pay any damages arising from any such claim, demand, or suit. The Supplier shall have sole control of the defense of such action and all negotiations for its compromise or settlement. However, no defense, compromise or settlement may be made without the prior written consent of the Distributor if it could result in a Loss to Distributor, whether or not such Loss is the obligation of Supplier under this Section 10. The Distributor shall timely notify the Supplier in writing of any such claim, demand, or suit, and, at the Supplier's request, provide the Supplier with all available information, assistance and authority to enable the Supplier to defend the same. The Supplier shall indemnify the Distributor for all such costs and damages as they are incurred.

         10.3     LIMITED WARRANTY.

                  10.3.1 Subject to the terms and conditions of this Agreement, Supplier warrants that the Products, when and as delivered to Distributor, conform to their specifications in all material respects, most particularly that they meet or exceed specified holding current and surge current, and are free from defects in materials and workmanship.

                  10.3.2 Supplier agrees to honor all commercially reasonable requests for repair or replacement made by Distributor.

                  10.3.3 If, within any twelve-month period, two percent (2%) or more of the Products, while within the warranty period specified above, exhibit defects of the same kind and nature, and such defects are the result of faulty design or workmanship by Supplier or defects in materials arising from any cause for which Supplier is responsible, then Supplier agrees to give compensation, or render assistance, at Supplier's sole expense, to Distributor as specified below:

                         10.3.3.1 Delivery of replacement Products found to be
defective to the place designated by Distributor;

                         10.3.3.2 Field service for the replacement of such
defective Products or reimbursement to Distributor of Distributor's labor costs in replacing such defective Products at such rates as may be mutually agreed upon from time to time; and

                         10.3.3.3 Redesign or reprogramming of the Products to
the extent necessary to cure such defects.

         10.4 WARRANTY CONDITIONS. The warranty provided in this section shall be subject to Distributor's satisfaction of the following conditions:
(1) a description of the failure of the Products alleged or found to be defective shall be furnished to Supplier in writing within fifteen (15) days of discovery by Distributor of such defect; (2) the defects so described shall be subject to Supplier's verification; (3) no Products alleged or found to be defective shall be disposed of by Distributor for at least sixty (60) days after Supplier receives such description in writing; and (4) such defective Products shall forthwith be returned to Supplier by Distributor, freight payable at destination, if Supplier so requests.

         10.5 REPORT OF WARRANTY CLAIMS. Distributor shall provide Supplier a written report of all warranty claims at least once every six (6) months if one is requested.

         10.6 CONTINUED USE. Following a final determination that a Product infringes the Intellectual Property Rights of a third party, the Supplier shall immediately, at its own expense, procure for the Distributor the right to continue to distribute the Products subject to such claim, demand or suit, or, having failed to obtain such right, replace or modify such Products to make them non-infringing, or, having failed to replace or modify the Products, refund to the Distributor the purchase price of all unsold Products.

         10.7 SURVIVAL OF WARRANTIES. The warranties and indemnities stated in this Section 10 shall survive the expiration or termination of this Agreement.

         10.8 NOTIFICATION. The Distributor shall promptly notify the Supplier and the Supplier shall notify the Distributor of (1) any claims, allegations, or notification that its marketing, licensing, support, or service of the Products may or will infringe the Intellectual Property Rights of any other person or entity; and (2) any determination, discovery, or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier. The Distributor shall not take any legal action relating to the protection or defense of any Intellectual Property Rights pertaining to the Products without the prior written approval of the Supplier, except if the Supplier fails to react in a timely fashion to a claim, in which case the Distributor retains the right to defend itself at the sole cost and expense of the Supplier. The Distributor shall assist in the protection and defense of such Intellectual Property Rights but is not liable for the cost of defense of such intellectual property rights.

11.      TERMINATION

         11.1 TERMINATION EVENTS. It is in the best interest of both parties not to terminate this agreement. However, recognition must be given to the fact that Distributor is advancing funds to Supplier in order to finance production of Products, and that Supplier has sole control of funds received. To prevent advancing funds from Distributor to Supplier that for whatever reason are not deployed in a productive way for mutual benefit under this agreement, Distributor may terminate this contract upon Supplier failing to deliver Products on the agreed upon date. In addition, this Agreement may be terminated by either party upon written notice of termination given by registered or certified mail, in which event this Agreement shall terminate 60 days from the date of mailing of the notice or upon the occurrence of any of the following circumstances.

                  11.1.1 Any assignment for the benefit of the creditors, or any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law is initiated by the other party, or is initiated against the other party and not dismissed or stayed within 60 days;

                  11.1.2 A material breach by the other party of any of the terms of this Agreement, which breach is not remedied by the other party within 60 days of the other party's receipt of written notice of such breach.

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         11.2     FULFILLMENT OF OBLIGATIONS. The termination of this Agreement shall not otherwise release either party from its obligation to pay any sum that may be then or thereafter owing to the other party nor operate to discharge any liability that had been incurred by either party prior to any such termination. Except as qualified by the preceding sentence, neither party shall, by reason of the termination of this Agreement, be liable to the other for any damages (whether direct, consequential or incidental to and including loss of profit or prospective profits of any kind) sustained or arising out of any such termination.

         11.3 EFFECT OF TERMINATION AND SURVIVAL. Upon termination of this Agreement, the Distributor may continue to dispose of its existing inventories of Products, but the Distributor shall otherwise discontinue all further promotion, marketing, and support of the Products. Upon termination of this Agreement, the due date of all outstanding invoices for the Products shall automatically be accelerated and all such invoices shall become due and payable. All orders or portions thereof remaining unshipped as of the effective date of termination may be canceled by the Supplier, at its option, to the extent they call for delivery more than 60 days after the date of termination. Upon termination of this Agreement by Supplier other than a for a material breach by Distributor, the Supplier will repurchase all of the entire remaining inventory of the Products held by the Distributor, and Products in transit to the Distributor, at the Distributors sole discretion. The Supplier shall pay the Distributor for all Products so repurchased an amount equal to the landed cost paid by the Distributor. Upon receipt of any Products so reacquired from the Distributor, the Supplier shall issue a check to the Distributor within 10 days of the receipt of the returned goods.

         11.4 RETURN OF PROPERTY. Upon termination of this Agreement, the Distributor must return to the Supplier all property of the Supplier then in the Distributor's possession other than inventory to be sold to End-Users including, without limitation, all advertising, marketing, and promotional materials.

12. TRADEMARKS, TRADE NAMES AND TRADE DRESS. The Supplier shall have and retain sole ownership of the Trademarks, including the goodwill pertaining thereto, as described in Exhibit C. Subject to the Distributor's compliance with the Supplier's standard cooperative advertising policies, the Supplier hereby grants to the Distributor a license to use and display the trademarks set forth in Exhibit C, along with related trade names and trade dress, solely in connection with and solely to the extent reasonably necessary for the marketing, distribution, and support of the Products within the Territory in accordance with the terms and conditions of this Agreement. The Distributor shall not remove or alter the Products' copyright notices, trademarks, color schemes, fonts, designs and logos, or packaging, but may apply its own. To protect and preserve the goodwill and image of the Products, the Distributor shall (1) conduct business in a manner that reflects favorably at all times on the Products and the reputation of the Supplier; (2) avoid deceptive, misleading, or unethical practices that are or might be detrimental to the Supplier, the Products, Dealers, or the public, including any disparagement of the Supplier or the Products; (3) make no false or misleading representations with regard to the Supplier or the Products; (4) refrain from publishing or employing any misleading or deceptive advertising material; and (5) refrain from making any representations, warranties, or guarantees to Customers or to the trade with respect to the specifications, features, or capabilities of the Products that are inconsistent with the literature distributed by the Supplier, including all warranties and disclaimers contained in such literature.

13. CONFIDENTIALITY Each party agrees that during the course of this Agreement, information that is confidential or proprietary may be disclosed to the other party, including, but not limited to software, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Except as provided for in this Agreement, each party shall not make any disclosure of the Confidential Information to anyone other than its employees who have a need to know in connection with this Agreement. Each party shall notify its employees of their confidentiality obligations with respect to the Confidential Information and shall require its employees to comply with these obligations. The confidentiality obligations of each party and its employees shall survive the expiration or termination of this Agreement for a period of three years.

14.      GENERAL PROVISIONS.

         14.1 ASSIGNMENT. Except as set forth in this section, neither this Agreement nor any rights under this Agreement, in whole or in part, shall be assignable or otherwise transferable by either party without the express written consent of the other party. Any attempt by either party to assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party shall be null and void. Subject to the above, this Agreement shall be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

         14.2 SUPPLIER AND DISTRIBUTOR AS INDEPENDENT CONTRACTORS. The Supplier and the Distributor agree that their relationship is that of the seller and the buyer and not that of joint venturers, principals or agents, or franchiser and franchisee. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representation, express or implied, on the other's behalf unless authorized to do so by the other in writing.

         14.3 WAIVER, AMENDMENT, MODIFICATION. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver shall be effective only with respect to the specific obligation described in that waiver.

         14.4 FORCE MAJEURE. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This section shall not be applicable to any payment obligations of either party.

         14.5 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the United States of America and the State of Arizona, without regard to conflict of laws provisions of that state. As between the parties hereto, the United Nations convention related to the sale of goods shall not apply to any sale of goods deemed to arise under or related to this Agreement. This Agreement is entered into in the United States of America; all funds shall be paid to Supplier in U.S. dollars in the United States of America.

         14.6 ENTIRE AGREEMENT. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral.

         14.7 SEVERABILITY. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision, the remainder shall remain valid and enforceable according to its terms. Without limiting the previous, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that if any remedy under this Agreement is determined to have failed of its essential purpose, all other limitations of liability and exclusion of damages set forth in this section shall remain in full force and effect.

         We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

Supplier                                    Distributor

Phoenix Semiconductor                       National Scientific Corporation

By:      /s/ John Rhee                      By:      /s/ L.L. Ross
   -----------------------------            ------------------------------------
          President                                  Chairman, CEO

                                    Exhibit A

Description of Products

THYRISTOR

Thyristor is a semiconductor device that can be turned on via a gate signal. By way of example and not of limitation, the thyristor model is simulated as a resistor (Ron), an inductor (Lon), and a DC voltage source (Vf), connected in series with a switch. The switch is controlled by a logical signal depending on the voltage Vak, the current Iak and the gate signal (g).












The Thyristor block also contains a series Rs-Cs snubber circuit that can be connected in parallel with the thyristor device.

The static VI characteristic of this model is shown in figure below.













The thyristor device turns on when the anode-cathode voltage is greater than Vf and a positive pulse signal is applied at the gate input (g>0). The pulse height must be greater than zero and last long enough to allow the thyristor anode current to become larger than the latching current Il.

The thyristor device turns off when the current flowing in the device becomes zero (Iak=0) and a negative voltage appears across the anode and cathode for at least a period of time equal to the turn-off time Tq. If the voltage across the device becomes positive within a period of time less than Tq, the device will turn on automatically even if the gate signal is low (g = 0) and the anode current is less than the latching current. Furthermore, if during turn on, the device current amplitude stays below the latching current level specified in the dialog box, the device turns off after the gate signal level becomes low (g =
0).

The turn-off time Tq represents the carrier recovery time: it is the time interval between the instant the anode current has decreased to zero and the instant when the thyristor is capable of withstanding positive voltage Vak without turning on again.

Supplier produces Thyristors on 4" silicon wafers with a variety of different holding current and surge current capabilities.

SCHOTTKY DIODES

Schottky diode is a special type of diode with a very low forward-voltage drop. When current flows through a diode, it has some internal resistance to that current flow, which causes a small voltage drop across the diode terminals. A normal diode has between 0.7-1.7 volt drops, while a Schottky diode voltage drop is between approximately 0.15-0.45 - this lower voltage drop translates into higher system efficiency.

Supplier produces Schottky diodes on 4" silicon wafers with a variety of different holding current and surge current capabilities

                                    EXHIBIT B

                      SUPPLIER GRANTING OF SECURITY INTEREST

QUANTITY    EQUIPMENT                                                  $ VALUE

1           MRC-903 Sputer System                                       $ 40,000.00
1           Sputer Films Inc Sputer System                              $ 25,000.00
3           Evaporators- $10,000 each                                   $ 30,000.00
1           PECVD System                                                $ 12,500.00
3           700 series Tegal Plasma Etchers- $9,500                     $ 28,500.00
1           Edwards Evaporator                                          $ 15,000.00
1           STI Single Station Rinser/Dryer                             $  3,700.00
1           Gaertner Ellipsometer L-117                                 $ 15,000.00
1           Taylor-Hobson Talley-Step                                   $  4,500.00
6           Ovens - $2K each                                            $ 12,000.00
1           FSI Developer                                               $  3,000.00
2           Cabilt Contract Aligner Model 800 - $5K each                $ 10,000.00
6           3 stack Thermo Furnaces with Gas Cabinets - $15K each       $ 90,000.00
1           4 stack Thermo Furnaces with Gas Cabinets - $50K each       $ 50,000.00
2           AMT-1200 Epi Reactors - $5K each                            $ 10,000.00
10          Wet Chemical Stations - $5K each                            $ 50,000.00
1           1034 Electro-Glass Probe                                    $  9,500.00
1           576 Curve Station                                           $  1,200.00
1           2 Track Cobilt Coater/Developer                             $  3,000.00

                                     Subtotal:                          $412,900.00

            FACILITIES IMPROVEMENT

1           Liquid Nitrogen system with Evaporator                      $ 50,000.00
1           Deionized Water System                                      $ 25,000.00
1           Chiller & HVAC                                              $ 25,000.00
1           Electrical Service & Distribution                           $ 50,000.00
1           Neutralization System                                       $ 50,000.00
1           Scrubber                                                    $ 20,000.00
1           O2 Distribution                                             $ 10,000.00
1           Deionized Water Distribution                                $ 10,000.00
1           Hydrogen Distribution                                       $ 10,000.00

                                     Subtotal:                          $250,000.00

                                      Total:                           $ 662,900.00

                                    Exhibit C

No Supplier Trademarks, trade names, or trade dress are specified in this Agreement.